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                                                                   EXHIBIT 10.81


                               GIBBONS EMPLOYMENT

                                OCTOBER 16, 1998



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                              EMPLOYMENT AGREEMENT


        This Employment Agreement (this "Agreement") is made and entered into this 16th day of October 1998, by and between THE SPORTS CLUB COMPANY, INC., a Delaware corporation (the "Company"), and JOHN M. GIBBONS ("Executive").

        1.     EFFECTIVE DATE.

        This Agreement, and all the terms and provisions hereof, shall be deemed effective as of June 1, 1998 (the "Effective Date").


        2.     ENGAGEMENT AND DUTIES.

               (a) Subject to the terms and conditions set forth in this Agreement, as of the Effective Date, the Company shall engage and employ Executive as an officer of the Company, with the title and designation of President and Chief Operating Officer of the Company, and Executive hereby accepts such engagement and employment.

               (b) During the term of this Agreement, Executive shall report to the Chief Executive Officer of the Company. Executive's duties and responsibilities during the term of this Agreement shall be those which are normally and customarily vested in the office of President of a corporation, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors of the Company (the "Board"). During the term of this Agreement, Executive shall serve, without additional compensation (unless otherwise agreed between the Company and the Executive) in such other offices or capacities (whether for the Company or any subsidiary thereof) to which Executive may be elected by the Board (or by the Board of Directors of any such subsidiary), or as a member of the Board, if so elected by the shareholders of the Company or of any such subsidiary. During the term of this Agreement, the Company may also utilize Executive in any other work or activity in furtherance of the Company's business in which his talents may be applied in a manner commensurate with his position, training, skills and abilities, and Executive shall observe and abide by the Certificate of Incorporation, Bylaws, rules and regulations established from time to time by the Company or the Board applicable to its employees.

               (c) Subject to the terms and provisions of this Agreement, it is the intent of the parties hereto that Executive shall serve as a member of the Board of Directors of the Company; to serve in such capacity upon his election by the Board and at the pleasure of the shareholders until such time as his successor has been duly elected and qualified.

               (d) During the term of this Agreement, Executive shall devote his primary business time, energies, skills, effort and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld,


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render any material services to any other business activity. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

               (e) Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company at its principal corporate offices presently located at 11100 Santa Monica Boulevard, or such other location in the greater Los Angeles metropolitan area as the Board may from time to time determine; provided that, Executive may, from time to time, perform such duties from his home office in Santa Barbara, California. The Company shall provide and maintain, or cause to be provided and maintained, such private office, secretarial assistance and other facilities, equipment and supplies as it deems reasonable necessary for Executive's performance of his duties hereunder.




        3. TERM OF EMPLOYMENT. Executive's employment pursuant to this Agreement shall commence on the date set forth above and shall terminate on the earliest to occur of the following:

                (a) upon the death of Executive;

                (b) upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for 90 days during any 12-month period;

                (c) upon delivery to Executive of written notice of termination by the Company with or without cause. For purposes of this Agreement, termination "with cause" shall mean a determination based in fact made by the Board of Directors of the Company or the Chief Executive Officer that (i) Executive has engaged or otherwise participated in any misconduct that is materially injurious or harmful to the Company; (ii) Executive has been adjudged guilty of a felony (or has entered a plea of nolo contendere to any criminal charge which is classified as a felony under either state or federal law); or
(iii) Executive has demonstrated a gross inattention to his duties, breached any fiduciary duty he may owe as an officer of the Company or has breached and/or violated a material term or provision of this Agreement after having had thirty
(30) days' prior written notice from the Company describing such violation or breach and demanding that the same be cured or corrected and such cure or correction has not occurred within such thirty (30) day period;

                (d) upon delivery to the Company of written notice of termination by the Executive.


        4.     COMPENSATION; EXECUTIVE BENEFIT PLANS.



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                (a) Commencing as of the Effective date, the Company shall pay to Executive a base salary at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) during the Term pursuant to this Agreement. The base salary shall be payable in monthly or other periodic installments throughout the year in the same manner and at the same times that the Company pays its other executive officers. Executive's annual base salary shall be subject to review on each anniversary of this Agreement, and may, in the sole and absolute discretion of the Board, be increased at that time.

                (b) At the sole discretion of the Board Executive may be paid a bonus of up to twenty percent (20%) of Executive's annual gross base salary ("Bonus"). In addition to the base salary and Bonus to be paid to Executive hereunder, Executive shall be entitled to participate in any management bonus plans that the Board may elect to implement, in its sole discretion, at any time and from time to time. If any such plans are implemented, Executive's participation therein shall be subject to the terms and conditions thereof, together with any other terms and conditions that the Board (or any Committee of the Board which shall have been empowered to administer and oversee any such plan) may impose upon Executive in connection therewith.

                (c) Executive shall be entitled each year to vacation for a period of three weeks, during which time all amounts to which he is entitled hereunder shall be paid in full.

                (d) The Company shall reimburse Executive for all reasonable costs and expenses, including but not limited to, travel, entertainment, meals and lodging, which Executive incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies theretofore adopted or approved by the Board for executive officers. In addition, the parties hereto specifically recognize that by reason of his position Executive is expected to join or continue his membership in certain clubs or other organizations. The Executive shall be reimbursed for all such expenses, including dues actually incurred, in an amount not to exceed $4,500.

                (e) The Company may deduct from any compensation payable to Executive hereunder the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

                (f) If, at any time Executive's employment with the Company is terminated other than pursuant to Section 3(d) hereof or for cause pursuant to
Section 3(c) hereof, then for a period of twelve months following such termination date the Company shall continue to pay to Executive the annual base salary being paid to Executive during the year in which such termination shall occur.


        5. EXECUTIVE BENEFIT PLANS. During the Term, commencing as of the Effective Date, Executive shall be eligible to participate in all operative employee benefit and welfare plans and programs of the Company then in effect from time to time and in respect of which all executive officers of the Company generally are entitled to participate ("Company



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Executive Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans; provided, however, that nothing contained in this Section 5 shall, in any manner whatsoever, directly or indirectly, require or obligate the Company to adopt or implement, or to prevent, preclude or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Executive Benefit Plan at any time (whether during or after the term hereof). Executive acknowledges and agrees that the Company shall have the option, but not the obligation, to obtain key man life insurance with respect to Executive.


        6. TEMPORARY LIVING EXPENSES. EXECUTIVE SHALL BE ENTITLED TO RECEIVE, FOR LIVING EXPENSES, THE SUM OF FORTY THOUSAND DOLLARS ($40,000) EACH YEAR OF THE CONTRACT. EACH SUCH FORTY THOUSAND DOLLAR ($40,000) SUM IS PAYABLE IN EQUAL MONTHLY OR OTHER PERIODIC INSTALLMENTS THROUGHOUT THE YEAR IN THE SAME MANNER AND AT THE SAME TIMES THAT THE COMPANY PAYS EXECUTIVE HIS BASE SALARY.


        7. OTHER BENEFITS. During the Term, commencing as of the Effective Date, Executive shall be entitled to an automobile allowance equal to $650.00 per month and a cellular phone paid for by the Company.


        8. STOCK OPTIONS. Effective April 15, 1998, the Company granted to Executive an option (the "Option") to purchase up to 30,000 shares of the Company's Common Stock, par value $0.01 per share (the "Option Shares"), under the Company's 1994 Stock Option Incentive Plan, pursuant to a Stock Option Agreement in the form attached hereto as Exhibit "A" (the "Stock Option Agreement"). The exercise price per share for the Option Shares shall be set in the Stock Option Agreement at $8.00 per share. The Option shall vest in three equal installments on April 15, 1999, April 15, 2000 and April 15, 2001, respectively. The vesting of the Option shall accelerate and the Option shall become fully vested upon a Change in Control (as defined below).


        9. CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if:

                (a) there shall have been consummated any consolidation or merger of the Company in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

                (b) there shall have been consummated any sale, lease, exchange or other transfer, whether in a single or a series of related transactions, of all or substantially all the assets of the Company; or

                (c) there shall have been consummated any reverse merger or any other such transaction in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.



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        10. CONFIDENTIALITY AND TRADE SECRETS. Executive shall not, at any time during the Term and for a period of five (5) years thereafter, exploit, use for any purpose not specifically related to Executive's employment by the Company pursuant to the terms of this Agreement or disclose, directly or indirectly, to any person (except as required by law after first notifying the Company and giving it an opportunity to object) any confidential information, including, without limitation, price lists, pricing information, marketing plans or strategies, customer lists, customer names, non-public financial information, trade secrets, know-how, unprinted or printed data, and related intangible property developed during or prior to the term of this Agreement, belonging to, used by, or developed by or for the benefit of the Company (collectively, "Trade Secrets"); provided, however, that any such information that may be obtained by a reasonably diligent businessman from readily available and public sources of information shall not be deemed to be Trade Secrets under this Agreement, unless such information was first published in breach of this Agreement or any other confidentiality agreement entered into between Executive and the Company.


        11. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or under his control, belonging to or relating to the affairs of the Company or comprising or relating to Trade Secrets.


        12. DISCOVERIES AND INVENTIONS. If Executive, while employed by the Company, makes, either solely or jointly with others, any discovery, improvement or invention which would pertain or relate in any way to the business, services, products, publications or processes of the Company or its subsidiaries, such discovery, improvement or invention (whether or not susceptible of patent, copyright or trademark protection) shall be and remain the exclusive property of the Company. Executive shall execute and deliver to the Company, without further compensation, any and all documents which the Company deems necessary or appropriate to prepare or prosecute applications for patents, copyrights or trademarks upon such discovery, improvement or invention; to enable the Company to acquire Executive's entire right, title and interest in and to such discovery, improvement or invention (including any patents, copyrights or trademarks therefor); and other wise more fully and perfectly to evidence the Company's ownership thereof. This Section 12 shall not apply to any discovery, improvement or invention (a) for which no equipment, supplies, facility or Trade Secrets of the Company were used, or (b) which was developed after the date hereof entirely on Executive's own time and (i) does not relate to the business of the Company or to its actual or demonstrably anticipated research or development, or (ii) does not result from any work performed by Executive for the Company.


        13. INJUNCTIVE RELIEF. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual



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amount of damages suffered by the Company as a result of such breach, and the
Company would not be reasonably or adequately compensated by an award of damages in any action at law. Executive therefore acknowledges and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 13 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

        14. INDEMNIFICATION AGREEMENT; INSURANCE. In connection with Executive's employment, Executive and the Company have previously entered into an Indemnification Agreement (the "Indemnification") pursuant to which the Company will indemnify Executive to the fullest extent permitted by applicable law, subject to the terms and conditions of the Indemnification. In addition, the Company has purchased and will maintain in full force and effect during the term hereof a policy of officers' and directors' insurance, under which all officers and directors of the Company (including Executive) will be insured against liability for certain acts and omissions, subject to the terms and conditions thereof; provided that, nothing contained in this Section 14 shall preclude or limit the Company's ability to terminate such insurance coverage at any time if it, in the good faith determination of the Board, determines that the cost of maintaining such insurance in effect is prohibitive.


        15.     MISCELLANEOUS.

                (a) Notices. All notices, requests and other communications required or permitted hereunder (collectively, "Notices") shall be in writing, and shall be delivered by personal service, facsimile transmission or by United States first class, registered or certified mail (return receipt requested), postage prepaid, duly addressed to the party to be notified at the applicable address set forth below:

                If to Company:

                             The Sports Club Company
                             11100 Santa Monica Boulevard
                             Suite 300



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                             Los Angeles, California 90025


               If to Executive:

                             John M. Gibbons
                             1455 E. Mountain Drive
                             Montecito, California 93108

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by first-class registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 15(a).

                (b) Entire Agreement. This Agreement (together with the Indemnification and Stock Option Agreement) contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof, and supersedes any and all prior contemporaneous written and oral discussions, negotiations, commitments and understandings related to the subject matter of this Agreement. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

                (c) Governing Law.This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to conflicts of law principles thereof.

                (d) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

                (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


                (f) Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the term of this Agreement).


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



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
Company:                                             Executive:
THE SPORTS CLUB COMPANY, INC.



  By:     /s/ D. Michael Talla                           /s/ John M. Gibbons
     ---------------------------------------        ----------------------------------
          D. Michael Talla                               John M.Gibbons
          Chief Executive Officer




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